Exhibit 99.1

NEWS

FOR RELEASE: Monday, August 9, 2004

CHARTER REPORTS SECOND QUARTER 2004
FINANCIAL AND OPERATING RESULTS

St. Louis, MO - Charter Communications, Inc. (Nasdaq: CHTR) (along with its subsidiaries, the Company) today reported financial and operating results for the three months ended June 30, 2004. The Company also provided pro forma results, which reflect the sales of certain cable systems to Atlantic Broadband Finance, LLC in March and April 2004, and WaveDivision Holdings, LLC, in October 2003, as if they both occurred on January 1, 2003. (See the Addendum of this news release for further information on pro forma results.)

Highlights

The Company:

  Received notification from the United States Securities and Exchange Commission (SEC) that it has concluded its investigation into Charter. In the Settlement Agreement and Cease and Desist order, Charter neither admitted nor denied any wrongdoing, and the SEC assessed no fine against the Company. The Company agreed to entry of an administrative order prohibiting any future violations of United States securities laws.
  Entered into Memoranda of Understanding (MOUs) setting forth agreements in principle regarding settlement of the consolidated Federal Class Action and the Federal Derivative Action.
  Added 58,400 residential high-speed data (HSD) customers during the second quarter of 2004 on a pro forma basis, grew HSD revenues 37% year over year on a pro forma basis, and migrated substantially all of its HSD customers to a new pricing structure, resulting in average monthly revenue (ARPU) per HSD customer of $35.87, a 4% increase over the first quarter of 2004.
  Increased revenue generating units (RGUs) by 458,400 on a pro forma basis versus June 30, 2003, despite the loss of 58,800 analog video customers and 7,200 digital video customers during the second quarter of 2004 on a pro forma basis.
  Nearly tripled the number of telephony homes passed to 327,600 as of June 30, 2004 compared to March 31, 2004, and added 4,900 telephony customers.
  Posted 6% revenue growth and 1.5% adjusted EBITDA growth on a pro forma basis for the second quarter of 2004 compared to the year ago period. For the three months ended June 30, 2004, Charter reported 2% revenue growth and a 3% decline in adjusted EBITDA on an actual basis compared to second quarter 2003. (Adjusted EBITDA is defined in the "Use of Non-GAAP Financial Metrics" section of this news release.)
  Increased commercial services revenues by 26% and advertising sales revenues by 12% on a pro forma basis compared to the second quarter of 2003.
  Amended Charter Communications Operating, LLC (Charter Operating) credit facility and concurrently issued $1.5 billion in Senior Second Lien Notes to refinance the bank debt of three subsidiaries. The transaction extended beyond 2008 approximately $8.0 billion of scheduled debt maturities and credit facility commitment reductions which would have otherwise come due before that time. At June 30, 2004, the Company had $977 million of availability under the Charter Operating credit facility.

Charter President and CEO Carl Vogel said, "The second quarter is a seasonally difficult one for the industry. Seasonality, combined with video price increases and heightened competition, resulted in analog and digital video customer losses in the quarter. The migration to our new HSD pricing structure also negatively impacted HSD customer additions. From a financial standpoint, video revenues were flat due primarily to the loss of customers over the prior year. The comparison of adjusted EBITDA year over year is not representative of the trends in our business primarily because of limited spending in the second quarter of 2003."

Second Quarter Results

Second quarter 2004 revenues were $1.239 billion, an increase of $71 million, or 6%, over pro forma second quarter 2003 revenues of $1.168 billion and increase of 2% over second quarter actual revenues of $1.217 billion. The increases are principally the result of growth in HSD revenues as well as increased commercial revenues. For the three months ended June 30, 2004, HSD revenues increased $49 million, or 37%, on a pro forma basis reflecting 407,300 additional HSD customers since June 30, 2003. In addition, second quarter 2004 average monthly revenue per HSD customer increased 4% compared to first quarter 2004 pro forma average monthly HSD revenue. Commercial revenues increased $12 million, or 26%, on a pro forma basis and advertising sales revenues increased $8 million, or 12%, on a pro forma basis compared to the year ago quarter. Video revenues increased 1% on a pro forma basis compared to the second quarter of 2003.

Second quarter 2004 operating costs and expenses were $759 million, an increase of $64 million, or 9%, on a pro forma basis and an increase of $39 million, or 5%, on an actual basis, compared to the year ago period. The rise in second quarter 2004 operating costs and expenses was primarily a result of a 10% increase in programming costs, a 9% increase in service costs and a 29% increase in marketing costs compared to the year ago pro forma period as a result of minimal maintenance and marketing expenditures in the comparable 2003 period.

Second quarter 2004 income from operations totaled $15 million, a decrease of $83 million on a pro forma basis and a decrease of $97 million on an actual basis compared to the second quarter of 2003, primarily as a result of special charges of $85 million related to the settlement of class action lawsuits, which are subject to final documentation and court approval. (See Other Matters below for further information.)

Net loss applicable to common stock and loss per common share for the second quarter of 2004 were $416 million and $1.39, respectively. For the second quarter of 2003, Charter reported net loss applicable to common stock and loss per common share of $38 million and 13 cents, respectively.

As previously reported, commencing in 2004 the Company is absorbing substantially all net losses before income taxes that in the past were allocated to minority interest, because minority interest in Charter Communications Holding Company, LLC (Charter Holdco) was substantially eliminated at December 31, 2003. This resulted in an additional $200 million of net loss for the three months ended June 30, 2004. Subject to any changes in Charter Holdco's capital structure, future losses will be substantially absorbed by Charter.

Year to Date Results

For the six months ended June 30, 2004, Charter generated pro forma revenues of $2.424 billion, an increase of 5% over pro forma revenues of $2.298 billion for the year ago period. Pro forma revenue growth is due primarily to a $96 million, or 38%, increase in HSD revenues year over year. For the first six months of 2004, pro forma commercial revenues increased $23 million, or 26%, and pro forma advertising sales revenues increased $11 million, or 9%, compared to the pro forma year ago period. Actual revenues for the first half of 2004 of $2.453 billion increased 2% over actual revenues of $2.395 billion for the same year ago period.

Pro forma operating costs and expenses for the six months ended June 30, 2004 totaled $1.494 billion, up $104 million, or 7%, compared to the year ago pro forma period, primarily a result of increased programming costs and marketing expenditures. Actual operating costs and expenses of $1.51 billion for the first half of 2004 increased 5% compared to actual operating costs and expenses for the same 2003 period.

For the six months ended June 30, 2004, pro forma income from operations totaled $78 million, a decrease of $85 million compared to the same pro forma 2003 period as a result of the special charges mentioned above. For the first half of 2004, actual income from operations totaled $190 million, a $1 million decrease compared to the actual year ago period, as the $105 million pre-tax gain on the sale of cable systems to Atlantic Broadband Finance, LLC was primarily offset by the special charge.

Second Quarter Liquidity

Adjusted EBITDA totaled $480 million for the three months ended June 30, 2004, an increase of $7 million, or 1.5%, on a pro forma basis and a decrease of $17 million, or 3% on an actual basis, compared to the year ago period. Net cash flows from operating activities for the second quarter of 2004 were $53 million, compared to $123 million for the year ago quarter, primarily a result of a $59 million increase in cash interest expense and a $6 million change in operating assets and liabilities.

Expenditures for property, plant and equipment for the second quarter of 2004 totaled $200 million, an increase of approximately 25% from second quarter 2003. The increase in capital expenditures resulted from increased purchases of customer premise equipment, primarily for high definition television boxes and digital video recorders. In addition, new build construction expenditures increased more than 75% in the second quarter of 2004 compared to the year ago quarter.

Charter reported un-levered free cash flow of $280 million for the second quarter of 2004, compared to pro forma un-levered free cash flow of $316 million and actual un-levered free cash flow of $337 million in the second quarter of 2003. The decline in un-levered free cash flow was principally the result of increased capital expenditures as previously discussed.

Charter reported negative free cash flow of $60 million for the second quarter of 2004 compared to pro forma free cash flow of $42 million and actual free cash flow of $56 million for the second quarter of 2003, as a result of the decline in un-levered free cash flow as discussed above and a $66 million and $59 million increase in cash interest expense on a pro forma and actual basis, respectively.

Year to Date Liquidity

Pro forma adjusted EBITDA totaled $930 million for the six months ended June 30, 2004, an increase of $22 million, or 2%, compared to the year ago pro forma period. Actual adjusted EBITDA totaled $943 million for the first half of 2004, a 1% decline compared to actual first half 2003 adjusted EBITDA of $955 million.

Net cash flows from operating activities for the six months ended June 30, 2004, were $168 million, a decrease of 41% from $285 million reported a year ago, primarily a result of a $75 million increase in cash interest expense and a $21 million change in operating assets and liabilities.

Expenditures for property, plant and equipment for the first half of 2004 totaled $390 million, an increase of approximately 48% from the first half of 2003 when capital expenditures totaled $264 million. The increase in capital expenditures resulted from increased purchases of customer premise equipment, primarily for high definition television and digital video recorders. Expenditures on scalable infrastructure related to the deployment of advanced services including video on demand and commercial and residential HSD services also increased during the first half of 2004. In addition, new build construction expenditures in the first six months of 2004 more than doubled compared to a year ago.

Charter reported un-levered free cash flow of $553 million for the six months ended June 30, 2004, compared to un-levered free cash flow of $691 million in the first half of 2003. Pro forma un-levered free cash flow was $542 million and $651 million for the six months ended June 30, 2004 and 2003, respectively. The decline in un-levered free cash flow was primarily the result of increased capital expenditures as previously discussed.

The increase in capital expenditures along with increased cash interest expense resulted in negative free cash flow of $87 million for the first six months of 2004, compared to free cash flow of $126 million for the first half of 2003. Pro forma negative free cash flow was $94 million for the first six months of 2004 compared to pro forma free cash flow of $100 million for the first half of 2003.

On April 27, 2004, the Company amended the $5.1 billion Charter Operating credit facilities to, among other things, expand those facilities to $6.5 billion. Charter used the additional proceeds, along with the proceeds from the concurrent issuance of $1.5 billion Senior Second Lien Notes (the Notes) to refinance the bank debt of its subsidiaries, CC VI Operating, LLC, Falcon Cable Communications, LLC, and CC VIII Operating, LLC. The amended facility combined with the Notes issuance provided the Company with $8 billion of financing to effectively replace the $9 billion available under the credit facilities prior to the refinancing. The refinancing provides the Company increased borrowing availability and greater operating flexibility through the consolidation of bank facilities, less restrictive covenants and deferred maturities.

At June 30, 2004, the Company had $18.4 billion of outstanding indebtedness, and $124 million cash on hand. Net availability of funds under the Charter Operating credit facility was approximately $977 million at June 30, 2004.

Operating Statistics

All changes in operating statistics are pro forma for the sales of certain cable systems to Atlantic Broadband Finance, LLC and WaveDivision Holdings, LLC. (See the customer statistics table and related footnotes in the Addendum to this release for more information.)

During the second quarter of 2004, Charter initiated several programs with the objective of improving ARPU that we believe resulted in analog and digital customer losses and slowed the rate of high-speed data additions compared to recent periods. The Company instituted video price increases in certain of its systems in part to offset the impact of rising programming costs. Charter also implemented a program to identify customers eligible for roll off of promotional pricing onto new video pricing and packages. At the same time, the Company began migrating HSD customers to its new two-tiered pricing structure, as disclosed previously. These initiatives, combined with the increased competitive pressure in both the video and HSD businesses, had a negative impact on customer retention during the second quarter of 2004.

Charter ended the second quarter with 10,526,000 RGUs, reflecting a net decrease of 2,700 RGUs during the second quarter of 2004. The decrease in RGUs was driven by a net loss of 58,800 analog video customers and 7,200 digital video customers, partially offset by the gain of 58,400 residential HSD and growth in telephone customers during the quarter. As of June 30, 2004, Charter served 6,133,200 analog video, 2,650,200 digital video and 1,711,400 residential high-speed data customers. The Company also served 31,200 telephony customers as of June 30, 2004.

The Company increased RGUs by 458,400 during the 12 months ended June 30, 2004, driven by an increase in HSD customers of 407,300 and digital customers of 138,400. The increases in HSD and digital video customers were partially offset by a decrease in analog video customers of 94,800 over the twelve months ended June 30, 2004.

Other Matters

The SEC has concluded its investigation of Charter, enabling the Company to focus fully on growing revenues and serving its customers. The SEC and Charter have reached a final agreement to settle the investigation, pursuant to which Charter agreed to entry of an administrative order prohibiting any future violations of United States securities laws. In the Settlement Agreement and Cease and Desist Order, Charter neither admitted nor denied any wrongdoing, and the SEC assessed no fine against the Company.

On August 5, 2004, Charter entered into a Memoranda of Understanding setting forth agreements in principle regarding the settlement of the consolidated Federal Class Action and the Federal Derivative Action (the Actions). In exchange for a release of all claims by plaintiffs against Charter and certain of its former and present officers and directors named in the Action, Charter will pay to the plaintiffs a combination of cash and equity collectively valued at $144 million, which will include the fees and expenses of plaintiffs' counsel. In addition, Charter will issue $5 million of equity to its insurance carrier, Further details are set forth in a separate press release issued on August 5, 2004. As a result, the Company recorded a $149 million litigation liability within other long-term liabilities and a $64 million insurance receivable as part of other non-current assets on its consolidated balance sheet and a $85 million special charge on its consolidated statement of operations.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by GAAP (Generally Accepted Accounting Principles) to evaluate various aspects of its business. Adjusted EBITDA, un-levered free cash flow and free cash flow are non- GAAP financial measures and should be considered in addition to, not as a substitute for, net cash flows from operating activities reported in accordance with GAAP. These terms as defined by Charter may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA is defined as income from operations before special charges, non-cash depreciation and amortization, gain/loss on sale of assets, and option compensation expense. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations as well as other non-cash or non-recurring items, and is unaffected by our capital structure or investment activities. Adjusted EBITDA is a liquidity measure used by Company management and the Board of Directors to measure our ability to fund operations and our financing obligations. For this reason, it is a significant component of Charter's annual incentive compensation program. However, a limitation of this measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing for the Company. Company management evaluates these costs through other financial measures.

Un-levered free cash flow is defined as adjusted EBITDA less purchases of property, plant and equipment. We believe this is an important measure as it takes into account the period costs associated with capital expenditures used to upgrade, extend and maintain our plant without regard to our leverage structure.

Free cash flow is defined as un-levered free cash flow less interest on cash pay obligations. It can also be computed as net cash flows from operating activities, less capital expenditures and cash special charges, adjusted for the change in operating assets and liabilities, net of dispositions. As such, it is unaffected by fluctuations in working capital levels from period to period.

The Company believes that adjusted EBITDA, un-levered free cash flow and free cash flow provide information useful to investors in assessing our ability to service our debt, fund operations, and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). Adjusted EBITDA, as presented, is reduced for management fees in the amounts of $21 million and $19 million for the three months ended June 30, 2004 and 2003, respectively, which amounts are added back for the purposes of calculating compliance with leverage covenants. As of June 30, 2004, Charter and its subsidiaries are in compliance with their debt covenants.

Conference Call

The Company will host a Conference Call on Monday, August 9, 2004 at 8:30 AM Eastern Time (ET) related to the contents of this release.

The Conference Call will be webcast live via the Company's website at www.charter.com. Access the webcast by clicking on "About Us" at the top right of the page, then again on "Investor and News Center." Participants should go to the call link at least 10 minutes prior to the start time to register. The call will be archived on the website beginning two hours after its completion.

Those participating via telephone should dial 888-233-1576. International participants should dial 706-643-3458.

A replay will be available at 800-642-1687 or 706-645-9291 beginning two hours after completion of the call through midnight May 17, 2004. The passcode for the replay is 8705603.

About Charter Communications

Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™ and Charter High-Speed™ Internet service. Charter also provides business-to-business video, data and Internet protocol (IP) solutions through Charter Business™. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com <<http://www.charter.com>>.

# # #

Contact:

Press

Dave Mack
303-323-1392

Analysts

Tamar Gerber
303-323-1383

Mary Jo Moehle
314-543-2397

Cautionary Statement Regarding Forward-Looking Statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC, and include, but are not limited to:

  our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed data, telephony and other services and to maintain a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

  our ability to pay or refinance debt as it becomes due, commencing in 2005;

  the availability of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources;

  any adverse consequences arising out of our restatement of our 2000, 2001 and 2002 financial statements;

  the results of the pending grand jury investigation by the United States Attorney's Office for the Eastern District of Missouri, and our ability to reach a final approved settlement with respect to the putative class action, the unconsolidated state action, and derivative shareholders litigation against us on the terms of the August 5, 2004 memoranda of understanding;

  our ability to comply with all covenants in our indentures and credit facilities, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross-default provisions;

  our ability to obtain programming at reasonable prices or to pass cost increases on to our customers;

  general business conditions, economic uncertainty or slowdown; and

  the effects of governmental regulation, including but not limited to local franchise taxing authorities, on our business.

All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations and Operating Data
(Dollars in Millions, Except Per Share and Share Data)

                                                                     Three Months Ended June 30,               Six Months Ended June 30,
                                                              ---------------------------------------  -------------------------------------------
                                                                  2004           2003                        2004             2003
                                                                 Actual         Actual      % Change        Actual           Actual      % Change
                                                              -------------  -------------  ---------   ---------------  --------------  ---------
REVENUES:
   Video.................................................... $         846  $         875        (3%)  $         1,695  $        1,741        (3%)
   High-speed data..........................................           181            136         33%              349             258         35%
   Advertising sales........................................            73             67          9%              132             124          6%
   Commercial...............................................            58             50         16%              114              97         18%
   Other....................................................            81             89        (9%)              163             175        (7%)
                                                              -------------  -------------              ---------------  --------------
      Total revenues........................................         1,239          1,217          2%            2,453           2,395          2%
                                                              -------------  -------------              ---------------  --------------
COSTS AND EXPENSES:
   Programming costs........................................           329            313          5%              663             627          6%
   Advertising sales........................................            25             23          9%               48              44          9%
   Service..................................................           161            152          6%              316             302          5%
   General and administrative...............................           208            203          2%              416             418         --
   Marketing................................................            36             29         24%               67              49         37%
                                                              -------------  -------------              ---------------  --------------
      Operating costs and expenses..........................           759            720          5%            1,510           1,440          5%
                                                              -------------  -------------              ---------------  --------------
      Adjusted EBITDA.......................................           480            497        (3%)              943             955        (1%)
                                                              -------------  -------------              ---------------  --------------
      Adjusted EBITDA margin................................            39%            41%                          38%             40%
                                                              -------------  -------------              ---------------  --------------

   Depreciation and amortization............................           364            373                          734             743
   Gain (loss) on sale of assets, net.......................             2              4                         (104)             13
   Option compensation expense, net.........................            12             --                           26              --
   Special charges, net.....................................            87              8                           97              10
                                                              -------------  -------------              ---------------  --------------
       Income from operations...............................            15            112                          190             189
                                                              -------------  -------------              ---------------  --------------
OTHER INCOME AND EXPENSES:
   Interest expense, net....................................          (410)          (386)                        (803)           (776)
   Gain (loss) on derivative instruments and
    hedging activities, net.................................            63            (10)                          56               4
   Loss on debt to equity conversions.......................           (15)            --                          (23)             --
   Loss on extinguishment of debt...........................           (21)            --                          (21)             --
   Other, net...............................................             2             (2)                          --              (4)
                                                              -------------  -------------              ---------------  --------------
                                                                      (381)          (398)                        (791)           (776)
                                                              -------------  -------------              ---------------  --------------
Loss before minority interest and income taxes..............          (366)          (286)                        (601)           (587)

Minority interest...........................................            (6)           151                          (10)            311
                                                              -------------  -------------              ---------------  --------------
Loss before income taxes....................................          (372)          (135)                        (611)           (276)

Income tax benefit (expense)................................           (43)            98                          (97)             58
                                                              -------------  -------------              ---------------  --------------
Net loss....................................................          (415)           (37)                        (708)           (218)

Dividends on preferred stock - redeemable...................            (1)            (1)                          (2)             (2)
                                                              -------------  -------------              ---------------  --------------
Net loss applicable to common stock......................... $        (416) $         (38)             $          (710) $         (220)
                                                              =============  =============              ===============  ==============
Loss per common share, basic and diluted.................... $       (1.39) $       (0.13)             $         (2.39) $        (0.75)
                                                              =============  =============              ===============  ==============
Weighted average common shares outstanding..................   300,522,815    294,474,596                  297,814,091     294,471,798
                                                              =============  =============              ===============  ==============

NOTE:  Certain 2003 amounts have been reclassified to conform with the 2004 presentation.

Addendum to Charter Communications, Inc. Second Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations and Operating Data
(Dollars in Millions, Except Per Share and Share Data)

                                                                    Three Months Ended June 30,             Six Months Ended June 30,
                                                              -------------------------------------  ----------------------------------------
                                                                  2004          2003                      2004           2003
                                                                 Actual     Pro Forma (a) % Change    Pro Forma (a)  Pro Forma (a)  % Change
                                                              ------------  ------------  ---------   -------------  -------------  ---------
REVENUES:
   Video.................................................... $        846  $        840          1%  $       1,674  $       1,671         --
   High-speed data..........................................          181           132         37%            346            250         38%
   Advertising sales........................................           73            65         12%            131            120          9%
   Commercial...............................................           58            46         26%            112             89         26%
   Other....................................................           81            85        (5%)            161            168        (4%)
                                                              ------------  ------------              -------------  -------------
      Total revenues........................................        1,239         1,168          6%          2,424          2,298          5%
                                                              ------------  ------------              -------------  -------------
COSTS AND EXPENSES:
   Programming costs........................................          329           300         10%            654            601          9%
   Advertising sales........................................           25            22         14%             48             42         14%
   Service..................................................          161           148          9%            313            294          6%
   General and administrative...............................          208           197          6%            412            406          1%
   Marketing................................................           36            28         29%             67             47         43%
                                                              ------------  ------------              -------------  -------------
      Operating costs and expenses..........................          759           695          9%          1,494          1,390          7%
                                                              ------------  ------------              -------------  -------------
      Adjusted EBITDA.......................................          480           473          1%            930            908          2%
                                                              ------------  ------------              -------------  -------------
      Adjusted EBITDA margin................................           39%           40%                        38%            40%
                                                              ------------  ------------              -------------  -------------

   Depreciation and amortization............................          364           363                        728            723
   Gain (loss) on sale of assets, net.......................            2             4                          1             12
   Option compensation expense, net.........................           12            --                         26             --
   Special charges, net.....................................           87             8                         97             10
                                                              ------------  ------------              -------------  -------------
       Income from operations...............................           15            98                         78            163
                                                              ------------  ------------              -------------  -------------
OTHER INCOME AND EXPENSES:
   Interest expense, net....................................         (410)         (379)                      (799)          (762)
   Gain (loss) on derivative instruments and
    hedging activities, net.................................           63           (10)                        56              4
   Loss on debt to equity conversions.......................          (15)           --                        (23)            --
   Loss on extinguishment of debt...........................          (21)           --                        (21)            --
   Other, net...............................................            2            (2)                        --             (4)
                                                              ------------  ------------              -------------  -------------
                                                                     (381)         (391)                      (787)          (762)
                                                              ------------  ------------              -------------  -------------
Loss before minority interest and income taxes..............         (366)         (293)                      (709)          (599)

Minority interest...........................................           (6)          155                        (10)           318
                                                              ------------  ------------              -------------  -------------
Loss before income taxes....................................         (372)         (138)                      (719)          (281)

Income tax benefit (expense)................................          (43)           98                        (83)            58
                                                              ------------  ------------              -------------  -------------
Net loss....................................................         (415)          (40)                      (802)          (223)

Dividends on preferred stock - redeemable...................           (1)           (1)                        (2)            (2)
                                                              ------------  ------------              -------------  -------------
Net loss applicable to common stock......................... $       (416) $        (41)             $        (804) $        (225)
                                                              ============  ============              =============  =============
Loss per common share, basic and diluted.................... $      (1.39) $      (0.14)             $       (2.71) $       (0.76)
                                                              ============  ============              =============  =============
Weighted average common shares outstanding..................  300,522,815   294,474,596                297,814,091    294,471,798
                                                              ============  ============              =============  =============

(a)  Pro forma results reflect the sales of systems to Atlantic Broadband Finance, LLC in March and April 2004 and
WaveDivision Holdings, LLC in October 2003, as if they both occurred as of January 1, 2003.  Actual revenues exceeded pro forma revenues for the six months ended June 30, 2004 and the three and six months ended June 30, 2003 by $29 million, $49 million and $97 million, respectively.  Actual adjusted EBITDA exceeded pro forma adjusted EBITDA by $13 million, $24 million and $47 million for the six months ended June 30, 2004 and the three and six months ended June
30, 2003, respectively.  Pro forma net loss exceeded actual net loss by $94 million, $3 million and $5 million for for the six months ended June 30, 2004 and the three and six months ended June 30, 2003, respectively.  The unaudited pro forma financial information required allocation of certain revenues and expenses and such information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.  Adjusted
EBITDA is a non-GAAP term.  See page 7 of this addendum for the reconciliation of adjusted EBITDA to net cash flows from operating activities as defined by GAAP.

Addendum to Charter Communications, Inc. Second Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(Dollars in Millions)

                                                                                June 30,    December 31,
                                                                                  2004          2003
                                                                               -----------  ------------

                              ASSETS

CURRENT ASSETS:
   Cash and cash equivalents................................................. $       124  $        127
   Accounts receivable, net of allowance for doubtful accounts...............         185           189
   Prepaid expenses and other current assets.................................          31            34
                                                                               -----------  ------------
         Total current assets................................................         340           350
                                                                               -----------  ------------
INVESTMENT IN CABLE PROPERTIES:
   Property, plant and equipment, net........................................       6,536         7,014
   Franchises, net...........................................................      13,195        13,680
                                                                               -----------  ------------
         Total investment in cable properties, net...........................      19,731        20,694
                                                                               -----------  ------------
OTHER NONCURRENT ASSETS......................................................         448           320
                                                                               -----------  ------------
        Total assets......................................................... $    20,519  $     21,364
                                                                               ===========  ============
                LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
   Accounts payable and accrued expenses..................................... $     1,150  $      1,286
                                                                               -----------  ------------
         Total current liabilities...........................................       1,150         1,286
                                                                               -----------  ------------
LONG-TERM DEBT...............................................................      18,411        18,647

DEFERRED MANAGEMENT FEES - RELATED PARTY.....................................          14            14

OTHER LONG-TERM LIABILITIES..................................................         973           848

MINORITY INTEREST............................................................         713           689

PREFERRED STOCK - REDEEMABLE.................................................          55            55

SHAREHOLDERS' DEFICIT........................................................        (797)         (175)
                                                                               -----------  ------------
          Total liabilities and shareholders' deficit........................ $    20,519  $     21,364
                                                                               ===========  ============

NOTE:  Certain 2003 amounts have been reclassified to conform with the 2004 presentation.

Addendum to Charter Communications, Inc. Second Quarter 2004 Earnings Release
                                 Page 3 of 8

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Statement of Cash Flows
(Dollars in Millions)

                                                                                              Six Months Ended June 30,
                                                                                              --------------------------
                                                                                                  2004          2003
                                                                                              ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss................................................................................ $       (708) $       (218)
    Adjustments to reconcile net loss to net cash flows from operating activities:..........
       Minority interest....................................................................           10          (311)
       Depreciation and amortization........................................................          734           743
       Option compensation expense, net.....................................................           22            --
       Special charges, net.................................................................           85            --
       Noncash interest expense.............................................................          163           211
       Gain on derivative instruments and hedging activities, net...........................          (56)           (4)
       (Gain) loss on sale of assets, net...................................................         (104)           13
       Loss on debt to equity conversions...................................................           23            --
       Loss on extinguishment of debt.......................................................           18            --
       Deferred income taxes................................................................           97           (58)
       Other, net...........................................................................           (2)            2
    Changes in operating assets and liabilities, net of effects from dispositions:..........
       Accounts receivable..................................................................            1            32
       Prepaid expenses and other assets....................................................            3             7
       Accounts payable, accrued expenses and other.........................................         (118)         (140)
       Receivables from and payables to related party,
        including deferred management fees..................................................           --             8
                                                                                              ------------  ------------
           Net cash flows from operating activities.........................................          168           285
                                                                                              ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property, plant and equipment..............................................         (390)         (264)
    Change in accrued expenses related to capital expenditures..............................          (52)         (113)
    Proceeds from sale of assets............................................................          729            --
    Purchases of investments................................................................          (12)           (4)
    Other, net..............................................................................           (2)           (5)
                                                                                              ------------  ------------
           Net cash flows from investing activities.........................................          273          (386)
                                                                                              ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Borrowings of long-term debt............................................................        2,813           346
    Repayments of long-term debt............................................................       (3,160)         (340)
    Payments for debt issuance costs........................................................          (97)          (14)
                                                                                              ------------  ------------
           Net cash flows from financing activities.........................................         (444)           (8)
                                                                                              ------------  ------------

NET DECREASE IN CASH AND CASH EQUIVALENTS...................................................           (3)         (109)
CASH AND CASH EQUIVALENTS, beginning of period..............................................          127           321
                                                                                              ------------  ------------
CASH AND CASH EQUIVALENTS, end of period.................................................... $        124  $        212
                                                                                              ============  ============

CASH PAID FOR INTEREST...................................................................... $        609  $        562
                                                                                              ============  ============
NONCASH TRANSACTIONS:
   Debt exchanged for Charter Class A common stock.......................................... $         30  $         --
                                                                                              ============  ============

NOTE:  Certain 2003 amounts have been reclassified to conform with the 2004 presentation.

       Addendum to Charter Communications, Inc. Second Quarter 2004 Earnings Release
                                        Page 4 of 8

Charter Communications, Inc. and Subsidiaries
Unaudited Summary of Operating Statistics

                                                                                                            Approximate as of
                                                                                         ---------------------------------------------------------
                                                                                           June 30,       March 31,    December 31,     June 30,
                                                                                             2004           2004           2003           2003
                                                                                          Actual (a)    Pro Forma (a)  Pro Forma (a)  Pro Forma (a)
                                                                                         -------------  -------------  -------------  ------------

Customer Summary:
Customer Relationships:
   Residential (non-bulk) analog video customers (b)...................................     5,892,600      5,953,200      5,963,000     5,996,100
   Multi-dwelling (bulk) and commercial unit customers (c).............................       240,600        238,800        237,500       231,900
                                                                                         -------------  -------------  -------------  ------------
       Total analog video customers (b) (c)............................................     6,133,200      6,192,000      6,200,500     6,228,000

   Non-video customers (b).............................................................       176,900        142,700        105,700        70,500
                                                                                         -------------  -------------  -------------  ------------
    Total customer relationships (d)...................................................     6,310,100      6,334,700      6,306,200     6,298,500
                                                                                         =============  =============  =============  ============

   Pro forma average monthly revenue per analog video customer (e)..................... $       67.02  $       63.75  $       62.86  $      62.32

   Bundled customers (f)...............................................................     1,544,600      1,510,300      1,422,100     1,233,600

Revenue Generating Units:
   Analog video customers (b)(c).......................................................     6,133,200      6,192,000      6,200,500     6,228,000
   Digital video customers (g).........................................................     2,650,200      2,657,400      2,588,600     2,511,800
   Residential high-speed data customers (h)...........................................     1,711,400      1,653,000      1,527,800     1,304,100
   Telephony customers (i).............................................................        31,200         26,300         24,900        23,700
                                                                                         -------------  -------------  -------------  ------------
     Total revenue generating units (j)................................................    10,526,000     10,528,700     10,341,800    10,067,600
                                                                                         =============  =============  =============  ============

Cable Video Services:
Analog Video:
   Estimated homes passed (k)..........................................................    11,979,300     11,895,400     11,817,500    11,672,200
   Analog video customers (b)(c).......................................................     6,133,200      6,192,000      6,200,500     6,228,000
   Estimated penetration of analog video homes passed (b)(c)(k)(l).....................            51%            52%            52%           53%
   Pro forma average monthly analog revenue per analog video customer (m).............. $       37.27  $       36.58  $       36.23  $      36.92
   Analog video customers quarterly net loss (b)(c)(n).................................       (58,800)        (8,500)       (38,500)      (37,900)

Digital Video:
   Estimated digital homes passed (k)..................................................    11,851,600     11,776,700     11,716,400    11,522,500
   Digital video customers (g).........................................................     2,650,200      2,657,400      2,588,600     2,511,800
   Estimated penetration of digital homes passed (g)(k)(l).............................            22%            23%            22%           22%
   Digital percentage of analog video customers (b)(c)(g)(o)...........................            43%            43%            42%           40%
   Digital set-top terminals deployed..................................................     3,751,900      3,756,300      3,634,500     3,554,600
   Pro forma average incremental monthly digital revenue per digital video customer (m) $       23.87  $       22.87  $       23.00  $      23.28
   Digital video customers quarterly net gain (loss) (g)(n)............................        (7,200)        68,800         18,300       (44,900)

   Estimated video on demand homes passed (k)..........................................     5,032,900      4,567,000      4,476,000     3,727,300

Non-Video Cable Services:
High-Speed Data Services:
   Estimated high-speed data homes passed (k)..........................................    10,475,100     10,392,800     10,321,100     9,909,600
   Residential high-speed data customers (h)...........................................     1,711,400      1,653,000      1,527,800     1,304,100
   Estimated penetration of high-speed data homes passed (h)(k)(l).....................            16%            16%            15%           13%
   Pro forma average monthly high-speed data revenue per high-speed data customer (m).. $       35.87  $       34.58  $       33.45  $      34.74
   Residential high-speed data customers quarterly net gain (h)(n).....................        58,400        125,200         86,300        74,900

Dial-up customers......................................................................         7,800          8,900          9,600        11,700

Estimated telephony homes passed (k)...................................................       327,600        113,700        102,600        91,900
Telephony customers (i)................................................................        31,200         26,300         24,900        23,700
Pro forma average monthly telephony revenue per telephony customer (m)................. $       44.85  $       49.70  $       49.15  $      49.98

Pro forma results reflect the sales of systems to Atlantic Broadband Finance, LLC in March and April 2004 and
WaveDivision Holdings, LLC which closed in October 2003, as if they both occurred as of January 1, 2003.

See footnotes to unaudited summary of operating statistics on page 6 of this Addendum.

     Addendum to Charter Communications, Inc. Second Quarter 2004 Earnings Release
                                      Page 5 of 8

__________

(a)  "Customers" include all persons our corporate billing records show as receiving service
(regardless of their payment status), except for complimentary accounts (such as our employees).  Further,
"customers" include persons receiving service under promotional programs that offered up to two months of service for free, some of whom had not requested to be disconnected, but had not become paying customers as of June 30, 2004.
If such persons do not become paying customers, we do not believe this would have a material impact on our consolidated financial condition or consolidated results of operations.  In addition, at June 30, 2004, March 31,
2004, December 31, 2003 and June 30, 2003, "customers" include approximately 58,700, 53,100, 72,700 and 71,400 persons whose accounts were over 60 days past due in payment, approximately 6,300, 5,800, 6,500 and 8,700 persons whose accounts were over 90 days past due in payment and approximately 2,000, 2,200, 2,000 and 1,900 of which were over 120 days past due in payment, respectively.

(b)  "Analog video customers" as of June 30, 2004 include all customers who receive video services (including those who also purchase high-speed data and telephony services) but excludes approximately 176,900 customer relationships at June 30, 2004 who receive high-speed data service only or telephony service only and who are only counted as high-speed data customers or telephony customers, and therefore are shown as "non-video" customers.
As of March 31, 2004, December 31, 2003 and June 30, 2003, "analog video customers" include all customers who receive video services (including those who also purchase high-speed data and telephony services) but exclude approximately
142,700, 105,700 and 70,500 customer relationships at March 31, 2004, December 31, 2003 and June 30, 2003,
respectively, who received high-speed data service only and who are only counted as high-speed data customers, and therefore are shown as "non-video customers."  Telephony customers represented approximately 8,500 of the 176,900
"non-video customers" as of June 30, 2004.

(c)  Included within "video customers" are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit ("EBU") basis.  EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service.  The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been consistently applied year over year.  As we increase our effective analog video prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

(d) "Customer relationships" as of June 30, 2004 include the number of customers that receive one or more levels of service, encompassing video, data and telephony services, without regard to which service(s) such customers receive.  As of March 31, 2004, December 31, 2003 and June 30, 2003, "customer relationships" include the number of customers that receive one or more levels of video and data services, without regard to which service(s) such customers receive.  Telephony customers represented approximately 8,500 of the 6,310,100 "customer relationships" as of June 30, 2004.  This statistic is computed in accordance with the guidelines of the National Cable &
Telecommunications Association (NCTA) that have been adopted by eleven publicly traded cable operators, including
Charter.

(e) Pro forma average monthly revenue per analog customer is calculated as total pro forma quarterly revenue divided by three divided by average pro forma analog customers during the respective quarter.  This calculation is pro forma giving affect to the reduction of monthly revenue and average analog customers for the disposition of systems sold to Atlantic Broadband Finance, LLC and WaveDivision Holdings, LLC (as discussed on page 5 of this addendum).

(f)  "Bundled customers" as of June 30, 2004 include customers receiving to a combination of at least two different types of service, including Charter's video service, high-speed data service or telephony.  As of March 31,
2004, December 31, 2003 and June 30, 2003, "bundled customers" include customers subscribing to both Charter's video service and high-speed data service.  "Bundled customers" do not include customers who only subscribe to video service.  By including telephony customers, "bundled customers" include approximately 1,600 more customers as of June
30, 2004.

(g)  "Digital video customers" include all households that have one or more digital set-top terminals. Included in
"digital video customers" on June 30, 2004, March 31, 2004, December 31, 2003 and June 30, 2003 are approximately
11,400, 12,000, 12,000 and 13,100 customers, respectively, that receive digital video service directly through satellite transmission.

(h)  All of these customers also receive video service and are included in the video statistics above.  However, the video statistics do not include approximately 168,400, 142,700, 105,700 and 70,500 of these customers at June 30,
2004, March 31, 2004, December 31, 2003 and June 30, 2003, respectively, who were high-speed data only customers.

(i)  "Telephony customers" include all households receiving telephone service.

(j)  "Revenue generating units" represent the sum total of all primary analog video, digital video, high-speed data and telephony customers, not counting additional outlets within one household.  For example, a customer who receives two types of service (such as analog video and digital video) would be treated as two revenue generating units, and if that customer added on high-speed data service, the customer would be treated as three revenue generating units.  This statistic is computed in accordance with the guidelines of the NCTA that have been adopted by eleven publicly traded cable operators, including Charter.

(k)  "Homes passed" represent our estimate of the number of living units, such as single family homes, apartment units and condominium units passed by our cable distribution network in the areas where we offer the service indicated.  "Homes passed" exclude commercial units passed by our cable distribution network.  These estimates are updated for all periods presented when estimates change.

(l)  Penetration represents customers as a percentage of homes passed.

(m) "Pro forma average monthly revenue" represents pro forma quarterly revenue for the service indicated divided by three divided by the average number of pro forma customers for the service indicated during the respective quarter.  This calculation is pro forma giving effect to the reduction of monthly revenue and average analog customers for the disposition of systems sold to Atlantic Broadband Finance, LLC and WaveDivision Holdings, LLC (as
discussed on page 5 of this addendum).

(n)  "Quarterly net gain (loss)" represents the net gain or loss in the respective quarter for the service indicated.

(o)  Represents the number of digital video customers as a percentage of analog video customers.

Addendum to Charter Communications, Inc. Second Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Reconciliation of Non-GAAP Measures to GAAP Measures
(Dollars in Millions)

                                                             Three Months Ended June 30,       Six Months Ended June 30,
                                                           --------------------------------  -----------------------------
                                                                2004             2003             2004           2003
                                                               Actual           Actual           Actual         Actual
                                                           --------------  ----------------  --------------  -------------

Adjusted EBITDA (a)...................................... $          480  $            497  $          943  $         955
Less:  Purchases of property, plant and equipment........           (200)             (160)           (390)          (264)
                                                           --------------  ----------------  --------------  -------------

Un-levered free cash flow................................            280               337             553            691

Less:  Interest on cash pay obligations (b)..............           (340)             (281)           (640)          (565)
                                                           --------------  ----------------  --------------  -------------
Free cash flow...........................................            (60)               56             (87)           126

Purchases of property, plant and equipment...............            200               160             390            264
Special charges, net.....................................             (2)               (8)            (12)           (10)
Other, net...............................................             (5)              (11)             (9)            (2)
Change in operating assets and liabilities...............            (80)              (74)           (114)           (93)
                                                           --------------  ----------------  --------------  -------------

Net cash flows from operating activities................. $           53  $            123  $          168  $         285
                                                           ==============  ================  ==============  =============

                                                                         Three Months Ended    Six Months Ended June 30,
                                                                                             -----------------------------
                                                                            June 30, 2003         2004           2003
                                                                              Pro Forma        Pro Forma       Pro Forma
                                                                           ----------------  --------------  -------------

Adjusted EBITDA (a)......................................                 $            473  $          930  $         908
Less:  Purchases of property, plant and equipment........                             (157)           (388)          (257)
                                                                           ----------------  --------------  -------------

Un-levered free cash flow................................                              316             542            651

Less:  Interest on cash pay obligations (b)..............                             (274)           (636)          (551)
                                                                           ----------------  --------------  -------------
Free cash flow...........................................                               42             (94)           100

Purchases of property, plant and equipment...............                              157             388            257
Special charges, net.....................................                               (8)            (12)           (10)
Other, net...............................................                               (9)            (14)            (4)
Change in operating assets and liabilities...............                              (64)           (103)           (71)
                                                                           ----------------  --------------  -------------

Net cash flows from operating activities.................                 $            118  $          165  $         272
                                                                           ================  ==============  =============

(a)  See pages 1 and 2 of this addendum for detail of the components included within adjusted EBITDA.

(b)  Interest on cash pay obligations excludes accretion of original issue discounts on certain debt securities and amortization of deferred financing costs that are reflected as interest expense in our consolidated statements of operations.

The above schedules are presented in order to reconcile adjusted EBITDA, un-levered free cash flows and free cash flows, all non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the
Sarbanes-Oxley Act.

Pro forma results reflect the sales of systems to Atlantic Broadband Finance, LLC in March and April 2004 and
WaveDivision Holdings, LLC in October 2003, as if they both occurred as of January 1, 2003.

Addendum to Charter Communications, Inc. Second Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Capital Expenditures
(Dollars in Millions)

                                                                             Three Months Ended June 30, Six Months Ended June 30,
                                                                             --------------------------  --------------------------
                                                                                 2004          2003          2004          2003
                                                                             ------------  ------------  ------------  ------------

Customer premise equipment (a)............................................. $        112  $         68  $        226  $        132
Scalable infrastructure (b)................................................           14            12            33            20
Line extensions (c)........................................................           30            17            53            25
Upgrade/Rebuild (d)........................................................            5            37            16            52
Support capital (e)........................................................           39            26            62            35
                                                                             ------------  ------------  ------------  ------------

    Total capital expenditures (f)......................................... $        200  $        160  $        390  $        264
                                                                             ============  ============  ============  ============

(a)  Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs in accordance with SFAS 51 and customer premise equipment (e.g., set-top terminals and cable modems, etc.).

(b) Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c) Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)  Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)  Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)  Represents all capital expenditures made during the three and six months ended June 30, 2004 and 2003, respectively.

Addendum to Charter Communications, Inc. Second Quarter 2004 Earnings Release
                                Page 8 of 8